Exhibit 3.3(a)
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEONARDO DRS, INC.
March       , 2021
LEONARDO DRS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST:  The name of the Corporation is Leonardo DRS, Inc. (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 8, 1968 under the name Diagnostic/Retrieval Systems, Inc. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on March 9, 2021.
SECOND:  This Amendment (the “Amendment”) to the Certificate was duly adopted in accordance with Section 228 and Section 242 of the DGCL by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.
THIRD:  Article TWELVETH of the Certificate is hereby amended by deleting Article TWELVETH in its entirety and inserting in its place a new Article TWELVETH to read as follows:
“TWELVETH:  Subject to the Proxy Agreement, the Corporation reserves the right to amend, alter, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL; and all rights herein conferred upon stockholders, directors or any other persons are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, an affirmative vote of the majority of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock then entitled to vote an any annual meeting or special meeting of stockholders shall be required to amend, alter, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation; provided, however, that from and after the earlier of the Reporting Date and termination of the Effective Proxy Period, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINETH, ELEVENTH and TWELVETH of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted or added, unless such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Common Stock then entitled to vote an any annual meeting or special meeting of stockholders.”
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate of amendment on behalf of the Corporation this     day of March, 2021.

/s/
William J. Lynn III
Chief Executive Officer
[Signature Page to Certificate of Amendment]